Exhibit K

FORM SC TO-I
(Form Type)

Seanergy Maritime Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,706,542.60	$0.00011020	$188.06
Fees Previously Paid
Total Transaction Valuation	$1,706,542.60
Total Fees Due for Filing			$188.06
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$188.06

Table 2 – Fee Offset Claims and Sources (2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2) Not applicable